Exhibit 10.3

JOANN INC.

Notice of Amendment to Stock Option Agreement(s)

Introduction

You are receiving this notice (“Notice”) because you have been identified by JOANN Inc. (the “Company”) as, as of August 17, 2022 (the “Effective Date”), a holder (“Holder”) of one or more outstanding stock options (“Outstanding Stock Options”) granted prior to the Effective Date under either the Stock Option Plan of Jo-Ann Stores Holdings Inc. (the “2012 Plan”) or the JOANN Inc. 2021 Equity Incentive Plan (the “2021 Plan” and, together with the 2012 Plan, the “Equity Plans”), or granted under both Equity Plans. The purpose of this Notice is to inform you that the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has taken action in August 2022 to amended certain terms of the Outstanding Stock Options under the Equity Plans to provide for certain retirement treatment for such Outstanding Stock Options, as further described in this Notice (the “Retirement Treatment Amendment”).

Retirement Treatment Amendment

Commencing as of the Effective Date, under the Retirement Treatment Amendment, if a Holder voluntary terminates his or her employment with the Company and its subsidiaries on or after such date upon which the Holder first achieves both a combined age (minimum of age 55) plus years of credited employment service to the Company and its subsidiaries equal to 65 (“Retire” or “Retirement”), then:

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the Holder’s Outstanding Stock Options shall continue to become vested and exercisable (if not already vested and exercisable) in such amounts and at such times as are set forth in the grant notice(s) for such Outstanding Stock Options as if the Holder had remained employed by the Company or at least one of its subsidiaries through the final vesting date for such Outstanding Stock Options (the “Continued Vesting Retirement Treatment”); and

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the Holder’s vested Outstanding Stock Options will remain exercisable until the expiration date for such Outstanding Stock Options (as set forth in the grant notice(s) for such Outstanding Stock Options) (the “Continued Exercisability Retirement Treatment” and, together with the Continued Vesting Retirement Treatment, the “Retirement Treatment”).

Each of the Holder’s Outstanding Stock Options shall continue to be governed by its applicable award agreement and Equity Plan (“Award Documentation”), as modified by the Retirement Treatment approved by the Committee and described in this Notice. All terms of the applicable Award Documentation governing such Outstanding Stock Options shall otherwise remain unchanged. Notwithstanding the foregoing, if the Holder’s employment with the Company and its subsidiaries is terminated for Cause (as defined with respect to applicable Outstanding Stock Options), then such Outstanding Stock Options will not receive the Retirement Treatment.

General Provisions

To the extent not expressly amended by the Retirement Treatment, including as described in this Notice, all provisions of the applicable Award Documentation governing Outstanding Stock Options shall remain in full force and effect. This Notice shall be taken together with, and shall serve as an amendment to, the applicable Award Documentation governing your Outstanding Stock Options. This Notice and the changes described herein are automatically effective as of the Effective Date.